As filed with the Securities and Exchange Commission on October 13, 2004

Registration No. 333-68467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Century Financial Corporation

(Exact name of registrant as specified in its charter)

Maryland	56-2451763
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Address, including zip code, and telephone number of principal executive offices)

New Century Financial Corporation

Deferred Compensation Plan

(Full title of the plan)

Brad A. Morrice

President and Chief Operating Officer

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Deferred Compensation Obligations(1)	$5,000,000	N/A	N/A	N/A

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of New Century Financial Corporation, a Maryland corporation (the “Company” or the “Registrant”), to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the New Century Financial Corporation Deferred Compensation Plan (the “Plan”).

(2)	No additional securities are being registered. The registration fees were paid upon filing of the original Registration Statement on Form S-8 (Commission File No. 333-68467) on December 7, 1998. Therefore, no further registration fee is required.

The Exhibit Index for this Registration Statement is at page S-3.

EXPLANATORY NOTE

On September 15, 2004, the stockholders of New Century Financial Corporation, a Delaware corporation (the “Predecessor Registrant”), approved the restructuring of its business to allow it to operate as a real estate investment trust (a “REIT”). The restructuring included the earlier formation of the Company, a wholly-owned subsidiary of the Predecessor Registrant, and NC Merger Sub, Inc., a wholly-owned subsidiary of the Company (“NC Merger Sub”). The Company, NC Merger Sub and the Predecessor Registrant entered into a merger agreement in connection with the REIT conversion. Pursuant to the merger agreement, on October 1, 2004, NC Merger Sub merged with and into the Predecessor Registrant, and each outstanding share of the Predecessor Registrant’s common stock was converted into one share of the Company’s Common Stock. The Company was renamed “New Century Financial Corporation,” became the publicly-traded parent company of the Predecessor Registrant and succeeded to and continues to operate, directly or indirectly, substantially all of the prior business of the Predecessor Registrant. As a consequence of the merger, the deferred compensation obligations of the Predecessor Registrant were assumed by and became deferred obligations of the Company.

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Commission File No. 333-68467), filed with the Securities and Exchange Commission (the “Commission”) on December 7, 1998, by the Predecessor Registrant (as amended, the “Registration Statement”), relating to the Plan, is being filed by the Registrant pursuant to Rule 414 under the Securities Act as the successor issuer to the Predecessor Registrant following the reorganization.

In accordance with Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant, as the successor issuer to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company or the Predecessor Registrant, as applicable, filed with the Commission are incorporated herein by reference:

(a)	The Company’s Prospectus dated September 30, 2004, filed with the Commission pursuant to Securities Act Rule 424(b) (Commission File No. 333-114707), which includes audited financial statements for the Predecessor Registrant’s fiscal years ended December 31, 2003 and 2002, and the consolidated balance sheet for the Company as of August 31, 2004;

(b)	The Company’s Current Reports on Form 8-K, filed with the Commission on October 8, 2004, October 6, 2004, October 5, 2004 and October 1, 2004 (each, Commission File No. 001-32314);

(c)	The Predecessor Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, filed with Commission on March 15, 2004, as amended by Form 10-K/A filed with the Commission on April 13, 2004 (Commission File No. 000-22633);

(d)	The Predecessor Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarters ended June 30, 2004 and March 31, 2004, filed with the Commission on August 9, 2004 and May 10, 2004, respectively (each, Commission file No. 000-22633); and

(e)	The Predecessor Registrant’s Current Reports on Form 8-K, filed with the Commission on October 6, 2004, October 5, 2004, October 1, 2004, September 27, 2004, September 15, 2004, September 10, 2004, September 1, 2004, August 17, 2004, August 2, 2004, July 20, 2004, July 13, 2004, July 2, 2004, June 28, 2004, June 17, 2004, June 1, 2004 (as amended July 7, 2004), May 20, 2004, April 7, 2004 and January 14, 2004 (each, Commission File No. 000-22633).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement.

Item 4.	Description of Securities

The Plan provides a select group of management or highly compensated employees (the “Eligible Employees”) of the Company and certain of its affiliates with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) are general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the “Participants”) in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

Each Participant may elect to defer under the Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A Participant’s compensation deferrals are credited to the Participant’s bookkeeping account (“Account”) maintained under the Plan. Each Participant’s Account is credited on a periodic basis with a deemed rate of earnings.

With certain exceptions, Deferred Compensation Obligations will be paid after: (i) the Participant’s retirement from the Company, or if later and elected by the Participant, the Participant’s attainment of age 65; or (ii) the year specified by the Participant (an “In-Service Distribution”); as elected by the Participant at the time of the deferral. The Company may, however, pay Deferred Compensation Obligations in the year following a participant’s termination of employment with the Company (for reasons other than retirement) or in connection with the termination of the Plan. Participants may generally elect that payments be made in a lump sum or installments, although the Company may mandate payment in the form of a lump sum in certain circumstances.

No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their compensation. The duration of the Plan is indefinite (subject to the Company’s ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s charter and bylaws require the Registrant to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the board of directors. The Maryland General Corporation Law, or the “MGCL,” requires a corporation (unless its charter provides otherwise, which the charter of the Registrant does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant will maintain directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page S-3, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 13, 2004.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE
Robert K. Cole
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 13, 2004

/s/ PATTI M. DODGE Patti M. Dodge	Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2004

S-1

/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President, Chief Operating Officer and Director	October 13, 2004

/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman—Finance and Director	October 13, 2004

/s/ HAROLD A. BLACK Harold A. Black	Director	October 13, 2004

/s/ FREDRIC J. FORSTER Fredric J. Forster	Director	October 13, 2004

/s/ DONALD E. LANGE Donald E. Lange	Director	October 13, 2004

/s/ WILLIAM J. POPEJOY William J. Popejoy	Director	October 13, 2004

/s/ MICHAEL M. SACHS Michael M. Sachs	Director	October 13, 2004

/s/ TERRENCE P. SANDVIK Terrence P. Sandvik	Director	October 13, 2004

/s/ RICHARD A. ZONA Richard A. Zona	Director	October 13, 2004

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	New Century Financial Corporation Deferred Compensation Plan. (Filed as Exhibit 4 to the Predecessor Registrant’s Registration Statement on Form S-8, filed with the Commission on December 7, 1998 (Commission File No. 333-68467) and incorporated herein by this reference.)

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP (opinion re legality).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated January 21, 2004, with respect to the Predecessor Registrant’s consolidated financial statements.

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated September 8, 2004, with respect to the Company’s consolidated balance sheet.

23.3	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

S-3